Exhibit 10.7

Director Compensation Summary

Officers, employees or paid consultants and advisors of our general partner or its affiliates who also serve as our directors will not receive additional compensation for their service as our directors. Effective as of the closing of the offering, each non-employee director will receive an annual retainer of $60,000, paid in quarterly installments. Each non-employee director will additionally receive an initial grant of the number of restricted units having a grant date fair value of approximately $60,000 following the closing of the offering, subject to the terms and vesting schedules set forth in the applicable grant documents. Each non-employee director will also receive an annual grant, effective on the anniversary date of such director’s appointment to the board of directors of our general partner, of the number of restricted units having a grant date fair value of approximately $60,000, subject to the terms and vesting schedules set forth in the applicable grant documents. Further, each non-employee director serving as a chairman or a member of a committee of the board of directors of our general partner will receive an annual retainer of $10,000 or $5,000, respectively, paid in quarterly installments. All directors will receive reimbursement for out-of-pocket expenses associated with attending meetings of the board of directors of our general partner or serving on committees. Each director and officer will receive liability insurance coverage and be fully indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law.